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Investor contacts:
         Paul Wagler, Senior Vice President, Finance

Dwight Hawes, Vice President, Finance
         The Loewen Group Inc.
Tel: (800) 347-7010


Media Contact:
         Dave Laundy, Vice President,
         Corp. Communications
Tel: (604) 293-7857


THE LOEWEN GROUP INC.
         (NYSE, TSE, ME: LWN)


                                      NEWS



                              FOR IMMEDIATE RELEASE

             LOEWEN GROUP CHAIRMAN AND CEO INCREASES SHARE OWNERSHIP

VANCOUVER, B.C., July 16, 1997 -- Raymond L. Loewen, Chairman and Chief Executive Officer of The Loewen Group Inc., announced today that between June 26 and June 30, 1997 he acquired 211,000 Common shares of the Company on The Toronto Stock Exchange at prices ranging between C$46.60 and C$47.60.

This purchase was in addition to 500,000 Common shares acquired from the Company's public offering of 13.8 million Common shares in early June of this year which raised gross proceeds of U.S. $455 million for the Company. These purchases bring the beneficial ownership of Raymond and Anne Loewen to 9,048,381 Common shares.

With corporate offices in Vancouver, Cincinnati and Philadelphia, The Loewen Group Inc. is the second largest and fastest growing funeral home and cemetery operator in North America in terms of revenues and assets. The Company employs approximately 17,000 people and owns or operates nearly 1,000 funeral homes and approximately 400 cemeteries across the United States and Canada. Over 90 per cent of the Company's revenue is derived from the United States.





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